Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference of our firm under the caption “Experts” and to the use of our report dated May 13, 2005, except for the fifth paragraph of Note 1 as to which the date is September 8, 2005, in Amendment 3 to the Registration Statement (Form S-1, Registration No. 333-126626) and the related Prospectus of Genomic Health, Inc. for the registration of shares of its common stock.

Palo Alto, California

The foregoing consent is in the form that will be signed upon the consummation of the reverse stock split described in the fifth paragraph of Note 1 to the consolidated financial statements.
/s/ Ernst & Young LLP
Palo Alto, California
September 12, 2005